Exhibit 10-b

ADC EXECUTIVE STOCK OWNERSHIP POLICY
FOR SECTION 16 OFFICERS
(Effective January 1, 2004)

Update: The target ownership levels have been adjusted for the 1 for 7 reverse stock split effective on May 10, 2005.

Overview

ADC executives that are designated by ADC as reporting officers under Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) are generally the most senior executives of ADC. As such, ADC believes that it is important for them to build and maintain a long-term ownership position in ADC stock to strengthen their financial alignment with shareholders’ interests. The ADC Executive Stock Ownership Policy for Section 16 Officers specifies target ownership levels of ADC common stock for each participant. This policy replaces the previous program (“The ADC Executive Stock Ownership Policy” as last modified in February 2002). The program consists of three core components. The first is a statement of targeted ownership, expressed as a fixed number of shares of ADC common stock. The second is a means of progressing toward the targeted ownership: a holding requirement imposed on a portion of exercised stock options or full-value grants of stock provided by ADC unless the ownership target is satisfied. The third is a prohibition against certain stock transactions that would mitigate the desired financial alignment with shareholders’ interests and could also raise certain legal risks associated with these types of transactions.

Participation and Effective Date

All Section 16 Officers are subject to this policy. This policy is effective as of January 1, 2004, and the holding requirements set forth herein will apply to any and all grants of stock options or full value grants made on or after January 1, 2004, provided such grant was made while an executive was a Section 16 Officer. For purposes of this policy “full-value grants” includes all grants or awards of shares of restricted stock, restricted stock units, performance shares, or performance share units. These are all grants or potential grants of ADC common stock or the right to receive ADC common stock, without payment of monetary consideration to ADC, that are made contingent on either continued employment over a period of time or the achievement of specified performance levels. Section 16 Officers will remain subject to the holding requirements under this policy for so long as they remain Section 16 Officers of ADC, unless this policy is expressly terminated.

Ownership Targets

The ownership target is expressed as a fixed number of shares, based on the salary grade of the Section 16 Officer. Except for adjustments necessary to reflect any stock splits or similar non-economic events, this number of shares will remain constant until the salary grade of the Section 16 Officer’s position changes or the Compensation Committee of the Board changes the targeted level of ownership. Although the Compensation Committee reserves the right to change the targeted number of shares, we do not expect frequent changes to the targets. The target ownership levels are as follows:

Position/Grade	Number of Shares
CEO	122,857
Grade 25	30,000
Grade 24	27,142
Grade 23	24,285
Grade 22	17,142
Grade 21	15,000
Grade 20	13,571

Measurement of Ownership Targets and Achievement

For purposes of this policy “ownership” is defined as any shares deemed as beneficially owned for purposes of Section 16 reporting, excluding, however, any shares that are not yet vested, even if they are deemed to be beneficially owned for Section 16 reporting purposes. Included within this definition would be ADC common stock acquired and currently held through open market purchases, the 401(k), 401(k) Excess and Supplemental Retirement Plans, employee stock purchase plan holdings, retained shares from stock option exercises, and vested shares from full-value grants. Shares owned or credited in any form not recognized for Section 16 reporting will not be counted for purposes of this program.

Stock Holding Requirement

ADC does not expect or require Section 16 Officers to engage in extraordinary out-of-pocket investment transactions to meet these ownership targets. Rather, the ownership obligations of Section 16 Officers are limited to complying with certain holding requirements as applied to the stock option grants and full-value grants that they are awarded on or after January 1, 2004. Grants made prior to the time an individual becomes a Section 16 Officer are not subject to this holding requirement, even if they were made on or after January 1, 2004.

For full-value grants subject to the holding requirement, the Section 16 Officer must hold at least 50% of all vested shares remaining after withholding or sale of vested shares to cover the cost of withholding taxes. For stock options subject to the holding requirement, the Section 16 Officer must hold at least 50% of all the exercised options after the withholding or sale of shares to cover the exercise price and the withholding taxes related to the option exercise. Once the net ownership target is achieved, this holding requirement will not apply to the extent that the sale of shares would still result in a net ownership position that equals or exceeds the ownership target.

Prohibited Transactions

In furtherance of the objectives of this Policy, and in addition to prohibitions under the Federal securities laws, Section 16 Officers are prohibited from purchasing, selling or writing any exchange-traded call and put options that have Company stock as their underlying security. In addition, Section 16 Officers may not engage in any hedging transaction on Company stock that they beneficially own, including but not limited to “forward contracts,” “collars,” “equity swaps,” or “straddles.”

No Compensation for Achieving the Ownership Target; No Entitlement to Receive Grants

The Section 16 Officer will obtain no additional compensation or reward for achieving the targeted ownership level. In addition, ADC does not make any commitment to any persons covered by this policy that they will receive any particular level of stock option grants or full-value grants. While no Section 16 Officer has any entitlement to receive any such grants, if a grant is made, it will be subject to the requirements of this policy.

Administration

Annually in October, ADC will tally each Section 16 Officer’s ownership position and report it to them in conjunction with this ownership policy. This tally will also be available to each Section 16 Officer upon request. Each Section 16 Officer is responsible for promptly bringing to ADC’s attention any discrepancy between ADC’s records and any records maintained by the executive with respect to his or her ownership position.

Each Section 16 Officer shall be required to sign a certificate that they understand this policy and will comply with its terms. A copy of this certificate is attached to this document as “Exhibit A.”

Amendment and Termination

ADC reserves the right to terminate or amend this program at any time. This program is not a contract of employment or compensation or guarantee thereof.

Attachment: Exhibit A

Exhibit A

CERTIFICATE
FOR
ADC EXECUTIVE STOCK OWNERSHIP POLICY
FOR SECTION 16 OFFICERS

I, the undersigned Section 16 Officer of ADC, understand and acknowledge that I have received a copy of the ADC Executive Stock Ownership Policy for Section 16 Officers effective January 1, 2004, and that I will comply with the terms and requirements of such policy.

This Certificate was acknowledged and signed on the date indicated below.

Date	By Printed Name Title